Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of our auditor’s report dated March 30, 2023 with respect to the consolidated financial statements of Rumble Inc. and its subsidiaries (the “Company”) as at December 31, 2022 and 2021 and for each of the years in the two year period then ended as included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, as filed with the United States Securities Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

April 13, 2023

Toronto, Canada